                                                                      EXHIBIT 11

                    PARAVANT COMPUTER SYSTEMS, INCORPORATED
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                For the Years Ended September 30, 1997 and 1996

                                                                                             1997         1996
                                                                                          ----------    ---------

ADJUSTMENT OF SHARES OUTSTANDING:

Weighted average number of actual common shares outstanding                                7,979,293    5,622,719

Weighted average number of additional common shares outstanding assuming the exercise
  of common stock equivalents(1)                                                           5,268,522    2,029,601
                                                                                          ----------    ---------
Weighted average number of common and dilutive common equivalent shares outstanding       13,247,815    7,652,320
                                                                                          ==========    =========
Adjustment of net income, for earnings per share

Actual net income                                                                         $1,141,791    $ 702,153

Adjustment to net income assuming the investment of excess proceeds received from the assumed exercise of common stock equivalents at weighted average stock prices, net of
  income taxes                                                                            $  213,630    $  46,212
                                                                                          ----------    ---------
Adjusted net income, for earnings per share                                               $1,355,421    $ 748,365
                                                                                          ==========    =========
Earnings per common share:                                                                       .10          .10


-------------------------------------------------------------------------------
(1) This calculation assumes that of all the additional common shares outstanding (assuming the exercise of all common stock equivalents) 1,598,730 shares of common stock are re-acquired with the proceeds therefrom as of October 1, 1996 and 1, 591,977 shares are re-acquired as of October 3, 1996.